Exhibit 99.17

SUPPLEMENTARY EXCHANGE AGENCY AGREEMENT

       This Supplementary Exchange Agency Agreement (this Supplementary Exchange Agency Agreement, together with the Schedules hereto, in each case as amended and supplemented from time to time, the “Agreement”) is made as of [December                     ], 2002, by and between TeliaSonera AB (formerly known as “Telia AB”), a company organized under the laws of The Kingdom of Sweden (“TeliaSonera” or the “Company”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (the “U.S. Exchange Agent”).

W I T N E S S E T H     T H A T:

      WHEREAS, the Company and Citibank, N.A., as depositary (the “Depositary”), have entered into a deposit agreement, dated as of December 9, 2002 and substantially in the form of the draft thereof attached as Exhibit (a) to Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (Reg. No. 333-100216) (the “Deposit Agreement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 9, 2002 with immediate effectiveness (the “F-6”) which provides, inter alia, for the issuance of American depositary shares (the “ADSs”), to be evidenced by American depositary receipts (the “ADRs”), each ADS representing five (5) ordinary shares, nominal value SEK 3.20 per share (the “Shares”) of the Company, and

      WHEREAS, Sonera Corporation, a company incorporated in The Republic of Finland (“Sonera”) and Citibank, N.A., as depositary (the “Sonera Depositary”) have entered into a Deposit Agreement (the “Sonera Deposit Agreement”), dated as of October 12, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of April 26, 2001, which provides, inter alia, for the issuance of American depositary shares (the “Sonera ADSs”), evidenced by American depositary receipts (the “Sonera ADRs”), each Sonera ADS representing one (1) ordinary share (the “Sonera Shares”) of Sonera; and

      WHEREAS, Sonera has instructed the Sonera Depositary to terminate the Sonera Deposit Agreement as of January 31, 2003, in accordance with the terms of Section 6.2 thereof; and]

      WHEREAS, the Company completed an offer (the “Exchange Offer”) to acquire all of the outstanding Sonera Shares, including Sonera Shares represented by Sonera ADSs, and certain warrants of Sonera (the “Sonera Warrants” and, together with the Sonera Shares and the Sonera ADSs, the “Sonera Securities”), pursuant to which the Company acquired 1,059,532,967 Sonera Shares, including Sonera Shares represented by Sonera ADSs, representing 95.0 percent of the total voting rights attaching to Sonera Shares outstanding; and

      WHEREAS, in connection with the completion of the Exchange Offer, the Company changed its name from “Telia AB” to “TeliaSonera AB”; and

      WHEREAS, as a result of the Company’s acquisition of Sonera Shares representing more than two-thirds of the total voting rights attaching to Sonera Shares, in accordance with the Finnish Securities Market Act, the Company is required to offer to purchase the remaining Sonera Shares, whether in the form of Sonera Shares or Sonera ADSs, and Sonera Warrants, that were not tendered in the Exchange Offer; and

      WHEREAS, pursuant to the requirements of the Finnish Securities Market Act, the Company is making an offer (the “Mandatory Redemption Offer”) to acquire all the outstanding Sonera Securities, pursuant to the terms and subject to the conditions set forth in the prospectus supplement, dated December 18, 2002 (as amended from time to time, the “Prospectus Supplement”), filed by the Company with the SEC under cover of Post-Effective Amendment No. 1 to Registration Statement on Form F-4 (Reg. No. 333-100213) on [                    day, December                     , 2002] and declared effective by the SEC on [                              , 2002] (the “F-4”); and

      WHEREAS, under the terms of the Mandatory Redemption Offer, the Company is making an offer to exchange (i) in the case of the Mandatory Redemption Offer in the United States (the “U.S. Offer”), either (a) 0.30288 ADSs or (b) the U.S. dollar equivalent of €5.00 in cash for each Sonera ADS tendered to the U.S. Exchange Agent in the United States, (ii) in the case of the Mandatory Redemption Offer in Finland (the

“Finnish Offer”), either (a) 1.51440 Shares or (b) €5.00 in cash for each Sonera Share tendered to Nordea Bank, the Finnish share agent (the “Finnish Share Agent”) in The Republic of Finland (“Finland”) and (iii) in the case of the Finnish Offer, either (a) one warrant (the “Warrants”) of the Company or (b) €0.02 to €1.66 in cash, depending on the series of Sonera Warrant you tender, for each Sonera Warrant tendered to the Finnish Share Agent in Finland, in each case, subject to the Prospectus Supplement and (x) in the case of the U.S. Offer, the letter of transmittal (the “Letter of Transmittal”), a copy of each of the Prospectus Supplement and the Letter of Transmittal are attached hereto in Schedule III, or (y) in the case of the Finnish Offer, the acceptance form and tender instructions described in the Prospectus Supplement; and

      WHEREAS, as a result of the Company’s acquisition of more than nine-tenths of all Sonera Shares and more than nine-tenths of the total votes attaching to Sonera Shares in connection with the Exchange Offer, the Company has the right under the Finnish Company’s Act to require the remaining holders of Sonera Shares to sell their remaining Sonera Shares to TeliaSonera at a “fair price” in a compulsory acquisition proceeding (the “Compulsory Acquisition”)]; and

      WHEREAS, the Company wishes to appoint Citibank, N.A., upon the terms and subject to the conditions set forth in this Agreement, to act as U.S. Exchange Agent in the Mandatory Redemption Offer and the Compulsory Acquisition; and

      WHEREAS, Citibank, N.A. is willing to act as U.S. Exchange Agent upon the terms and subject to the conditions set forth in this Agreement.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Appointment and Acceptance

a.	The Company hereby appoints Citibank, N.A. to act as “U.S. Exchange Agent” in connection with the Mandatory Redemption Offer and Compulsory Acquisition and as such to perform, or cause to be performed, the services of the U.S. Exchange Agent identified in Schedule I attached hereto (the “Services Schedule”).

b.	Citibank, N.A. hereby accepts the appointment by the Company to act as U.S. Exchange Agent solely within the terms and subject to the conditions of this Agreement.

2.   Segregation of Property

a.	The U.S. Exchange Agent shall, in accordance with Rule 17Ad-14 promulgated under the Securities Exchange Act of 1934, as amended, and the terms and conditions of the U.S. Cash Offer, establish the requisite number of account(s) (collectively, the “DTC Book-Entry Account(s)”) at The Depository Trust Company (“DTC”) as soon as practicable after the effective date of this Agreement, but in any event within two (2) Business Days (as defined in Schedule I below) after the commencement of the U.S. Offer, for the purpose of receiving Sonera ADSs delivered to the U.S. Exchange Agent pursuant to the U.S. Offer. The U.S. Exchange Agent shall provide the means for any financial institution that is a participant in DTC (a “DTC Participant”) to make book-entry delivery of Sonera ADSs into the DTC book-entry Account(s) in accordance with the procedures for transfer through DTC. In accordance with the customary procedures of DTC Participants, the U.S. Exchange Agent shall promptly notify DTC Participants through the facilities of DTC of the identity of the DTC Book- Entry Account(s) established in connection with the U.S. Offer.

b.	The U.S. Exchange Agent hereby agrees that all securities, funds or other assets (collectively, the “Property”) deposited with or received by it in such capacity under the U.S. Offer constitute a special, segregated account, held solely for the benefit of the Company and the holders and beneficial owners of Sonera ADSs who tender their Sonera ADSs to the U.S. Exchange Agent in the U.S. Offer, as their interests may appear within the terms of the Mandatory Redemption Offer. Nothing herein shall constitute the U.S. Exchange Agent a fiduciary with respect to the Property.

3.   Delegation of Duties

      The U.S. Exchange Agent may perform its duties hereunder through any agent appointed for such purpose, including, but not limited to, Equiserve, L.P. (“Equiserve”). Such duties may be performed by First Chicago in the State of New Jersey. However, the U.S. Exchange Agent shall remain a primary obligor with respect to such delegated duties. Any such appointment of agents will be at the cost of the U.S. Exchange Agent and will not relieve the U.S. Exchange Agent of any of its obligations or liabilities hereunder.

4.   Brokerage Arrangements

      The U.S. Exchange Agent will appoint a U.S. broker dealer (the “U.S. Broker”) to execute the sale of the aggregated number of fractional ADSs resulting from the exchange of Sonera ADSs for ADSs pursuant to the terms of the Mandatory Redemption Offer. The U.S. Broker shall be instructed to sell such ADSs as agent for the holders of Sonera ADSs entitled to receive the proceeds from the sale of ADSs. The U.S. Broker so appointed may be an affiliate of the U.S. Exchange Agent. No fees or commissions of the U.S. Broker shall be payable by the holders of ADSs.

5.   Responsibility and Liability

a.	The duties, responsibilities and obligations of the U.S. Exchange Agent shall be limited to those expressly set forth in this Agreement and no duties, responsibilities or obligations of the U.S. Exchange Agent shall be inferred or implied under the terms of this Agreement. The U.S. Exchange Agent shall not be subject to, nor required to comply with, (i) any provision of any other agreement or any instrument to which the Company is a party or to which the Company is subject, even though reference thereto may be made in this Agreement or in any other document provided by the Company and its advisors to the U.S. Exchange Agent, or (ii) any direction or instruction from the Company or any entity acting on its behalf except as contemplated in this Agreement.

b.	The U.S. Exchange Agent shall not be deemed to make any representations and shall have no responsibilities as to the validity, sufficiency, value, or genuineness of any Sonera ADSs tendered to the U.S. Exchange Agent as part of the U.S. Offer and will not be required to make any, and will make no, representations as to, or be responsible for, the validity, sufficiency, legality, value, or genuineness of the U.S. Offer and the ADSs or the Shares to be issued in connection therewith;

c.	The U.S. Exchange Agent does not, and shall not be deemed to, assume any responsibility or incur any liability for the actions or omissions to act of any book-entry transfer facility or clearing agency;

d.	[the U.S. Exchange Agent shall have no obligation to, and shall not, deliver any ADSs under the terms of the U.S. Offer, unless, with respect to Sonera ADSs tendered in exchange for ADSs it shall have received confirmation (i) from the Company that it has accepted the Sonera ADSs tendered in exchange for ADSs, (ii) that the requisite number of Shares to be represented by the ADSs to be issued in the U.S. Offer have been duly deposited with the custodian under the Deposit Agreement (the “Custodian”) provided, however, that, upon the request of the Company, the U.S. Exchange Agent shall deliver ADSs under the terms of the U.S. Offer upon receipt of confirmation from the Finnish Share Agent and the Company that the requisite number of Shares to be represented by ADSs to be issued in the U.S. Offer have been duly deposited with the Custodian, in the even that the Company acknowledges and agrees that the indemnification of the Company in favor of the Depositary, the Custodian, the U.S. Exchange Agent, and each of their respective officers, directors, employees, agents and affiliates under the Deposit Agreement and this Agreement shall apply with respect to the actions necessary to carry out such request or, with respect to Sonera ADSs tendered in exchange for cash, unless it shall have received confirmation of receipt of the funds to be provided by the Company in euro in consideration for the Sonera ADSs tendered in exchange for cash;]

e.	The U.S. Exchange Agent may rely on, and shall be fully authorized and protected in acting or not acting, in good faith in reliance upon, any certificate, instrument, instruction, opinion, notice, letter, telegram, telex, facsimile transmission, electronic message (including without limitation, a message received through DTC’s electronic messaging systems) or other document or instrument delivered to it and reasonably believed by it to be genuine. The U.S. Exchange Agent may rely on and shall be fully authorized and protected in acting or not acting upon the written and electronic instructions, with respect to any matter relating to its actions covered by this Agreement (or supplementing or qualifying any such actions), of Authorized Representatives of the Company (as set forth in Schedule IV hereto, the “Authorized Representatives”);

f.	The U.S. Exchange Agent shall not be called upon at any time to, and shall not at any time, advise any person acting under the U.S. Offer as to the wisdom of acting thereunder or as to the market value of any security tendered or surrendered thereunder. The U.S. Exchange Agent shall not be liable or responsible for any recital or statement contained in the U.S. Offer materials or any other documents relating thereto, except for recitals or statements provided by the U.S. Exchange Agent for inclusion therein, so long as such recitals or statements are incorporated in the U.S. Offer materials and related documents without alteration, unless such alteration is specifically approved by the U.S. Exchange Agent or its counsel;

g.	The U.S. Exchange Agent shall not be liable or responsible for any delay, failure, malfunction interruption or error in the transmission or receipt of communications or messages through electronic means (including, without limitation, the message systems of the applicable book-entry transfer facility), except to the extent such delay, failure, malfunction or error arises out of the U.S. Exchange Agent’s own negligence;

h.	The U.S. Exchange Agent shall not be liable or responsible for any failure by the Company to comply with any of its obligations relating to the Mandatory Redemption Offer or the Compulsory Acquisition, including, without limitation, its obligations under applicable U.S. securities laws;

i.	The U.S. Exchange Agent is not required under the terms of this Agreement, and nothing contained in this Agreement shall be interpreted in any way to imply any obligation of the U.S. Exchange Agent, to expend or risk any of its own funds or to make any financial accommodations in the performance of its duties hereunder; and

j.	The U.S. Exchange Agent shall not be responsible of liable for any action taken or any failure to act by, or for monitoring the actions of, the Finnish Share Agent, which has been appointed by the Company under a separate agreement as the Finnish Share Agent for the Sonera Shares and Sonera Warrants tendered in the Finnish Offer or the Compulsory Acquisition.

6.   Term of Agreement

a.	This Agreement shall terminate upon (i) the earlier to occur of (a) termination of this Agreement by mutual agreement of the U.S. Exchange Agent and the Company hereto or (b) termination by the Company of the U.S. Offer or (ii) (a) in the case of the Compulsory Acquisition, remittance of the applicable consideration received in respect of Sonera Shares, including Sonera Shares represented by Sonera ADSs not previously tendered in the U.S. Offer or (b) if all outstanding Sonera ADSs have been tendered in the U.S. Offer, April 30, 2003. Upon termination of this Agreement, the U.S. Exchange Agent and the Company shall have no further duties hereunder except as otherwise set forth in the following provisions of this Section 6.

b.	Upon termination of this Agreement, the U.S. Exchange Agent shall promptly deliver to the holders entitled thereto and to the Company, as their respective rights may exist under the terms of the U.S. Offer, any Property held under the terms hereof. Upon termination of this Agreement, copies of all information (including all tender documentation, telegrams, facsimile transmissions and other material submitted in connection with the U.S. Offer) maintained by the U.S. Exchange Agent for the Company under this Agreement shall be delivered to the Company upon request.

c.	Notwithstanding anything else contained in this Agreement, the terms of Sections 8, 9, 10 and 12 shall survive termination of this Agreement.

7.   Representations and Warranties

a.	The Company represents and warrants that:

(i)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation,

(ii)	the making and consummation of the U.S. Offer and the performance of all transactions contemplated thereby have been duly authorized by all necessary corporate action and will not result in a breach of, or constitute a default under, the Articles of Association of the Company or any indenture, agreement or instrument to which it is a party or is bound, except with respect to any indenture, agreement or instrument, such breaches or defaults as are not material and do not give rise to acceleration of indebtedness,

(iii)	this Agreement has been duly executed and delivered by the Company by an officer of the Company thereunto duly authorized and constitutes its legal, valid, binding and enforceable obligation,

(iv)	the Mandatory Redemption Offer and the Compulsory Acquisition does comply, and will be conducted by the Company in compliance, with all applicable requirements of law (including, without limitation, the United States, Finnish and Swedish securities laws),

(v)	it has not made to the SEC, to the Swedish Financial Supervisory Authority (the “Swedish SEC”), VPC AB (“VPC”), the Stockholm Exchange, the Finnish Financial Supervisory Authority (the “Finnish SEC”), the Finnish Central Securities Depository Ltd. (the “FCSD”), the Helsinki Exchanges or any other regulatory authority any representations in respect of the U.S. Exchange Agent which have not been disclosed in writing to the U.S. Exchange Agent, and it shall not make any such representations without the prior written consent of The U.S. Exchange Agent,

(vi)	it has obtained, on or prior to the date hereof, all requisite approvals from the SEC, and all other applicable regulatory authorities to conduct the Mandatory Redemption Offer and Compulsory Acquisition in accordance with the terms set forth in the Prospectus Supplement, other than (i) approvals related to the filing and effectiveness of any amendments to the F-6, the F-4, the Registration Statement on Form 8-A and the Schedule TO (together, the “Registration Statements”), (ii) approvals related to the effectiveness of the Registration Statements, (iii) approvals related to the listing of the Shares on the Stockholm Exchange and the Helsinki Exchanges and the listing of the ADSs on NASDAQ, (iv) the registration with the Swedish Patent and Registration Authority (“PRV”) of the increase in the Company’s share capital necessary to effect the Mandatory Redemption Offer and the Compulsory Acquisition and (v) such other approvals from regulatory authorities as are described in the Prospectus Supplement,

(vii)	to its knowledge (after due inquiry), there is no litigation pending or threatened against it which could adversely affect in a material way the Company’s ability to perform its obligations hereunder or otherwise in connection with the Mandatory Redemption Offer and the Compulsory Acquisition, and

(viii)	the F-4 has been declared effective by the SEC and no stop orders are in effect with respect to such registration statement as of the date hereof, and any and all other registration statements applicable to the issuance of ADSs and Shares in exchange for Sonera ADSs and Sonera ADSs and Sonera Shares, respectively, including without limitation the F-6, have been filed with the SEC and any other applicable regulatory authorities as of the date hereof, and the Company will use its commercially reasonable best efforts to obtain the effectiveness of all such registration statements prior to the expiration date of the Mandatory Redemption Offer to lawfully issue ADSs and Shares in exchange for Sonera ADSs and Sonera Shares at such time.

8.   Indemnification

The Company agrees to indemnify and defend the U.S. Exchange Agent and to hold the U.S. Exchange Agent harmless (including any of the employees, officers, directors, agents, subsidiaries and affiliates or any of them, each an “Indemnitee” hereunder) from and against any claim, action, judgement, damage, loss, liability, cost, securities transfer tax and expense (including, without limitation, any reasonable expenses and fees of counsel, each a “Loss” hereunder) which may be incurred, paid or suffered by the U.S. Exchange Agent or to which the U.S. Exchange Agent may become subject (a) as a result of any action taken, or any action not taken, in each case, in good faith upon the instructions of an Authorized Officer of the Company, (b) arising out of, or in connection with, any actions taken within the terms of this Agreement, or (c) as a result of defending itself against any claim involving the Mandatory Redemption Offer or the Compulsory Acquisition (including, without limitation, any claim based on any alleged untrue statements contained in any materials distributed by or on behalf of the Company in connection with the Mandatory Redemption Offer or the Compulsory Acquisition or the omission therefrom of any fact necessary to make the statements contained therein not misleading). Provided however that, the U.S. Exchange Agent shall not be entitled to any indemnification under the terms hereof if the Loss arises from its own negligence or bad faith in the performance of, or its willful failure to perform, its obligations hereunder. The U.S. Exchange Agent agrees to notify the Company of each assertion of a claim against any Indemnitee or any action commenced against any such party, within ten (10) Business Days (as defined in Schedule I below) after the receipt of notice thereof by the U.S. Exchange Agent. The obligations of the Company under this Section 8 shall survive the termination of this Agreement.

The U.S. Exchange Agent will indemnify the Company from and against any Loss resulting from the U.S. Exchange Agent’s negligence or bad faith in performing its obligations hereunder.

9.   Fees

For the services provided hereunder the Company agrees to pay to the U.S. Exchange Agent the fees and reimbursements set forth in Fee Schedule attached hereto as Schedule II (the “Fee Schedule”). The payment obligations of the Company hereunder shall survive the termination of this Agreement.

10.             Interpretation; Disputes; Judgments against Property; Litigation

a.	Interpretation.

In the event the U.S. Exchange Agent has any question with respect to the proper interpretation of this Agreement or the duties of any party hereunder or the rights of (i) the Company or (ii) any tendering holder of Sonera ADSs under the U.S. Offer, the U.S. Exchange Agent may apply in writing to the Company for instructions with respect thereto, and such application may set forth any action proposed to be taken or omitted by the U.S. Exchange Agent and the date(s) on or after which such action or omission will be taken, and the U.S. Exchange Agent will not be liable for any action or omission in accordance with a proposal included in any such application on or after the date(s) specified therein (which date(s) shall not, without the Company’s consent, be less than five (5) Business Days (as defined in Schedule I below) after the U.S. Exchange Agent makes such application) unless, prior to taking or omitting to take such action, the U.S. Exchange Agent has received oral or written instructions from the Company in response to such application specifying the action to be taken or omitted. Any oral instructions from the Company shall be confirmed in writing via facsimile or other means of electronic transmission from the Company to the U.S. Exchange Agent or from the U.S. Exchange Agent to the Company by no later than the close of business in New York City on the Business Day on which such oral instructions are received by the U.S. Exchange Agent. Notwithstanding the foregoing, the U.S. Exchange Agent shall promptly take such steps as it shall deem reasonable and appropriate to cause any person tendering Sonera ADSs to correct any defect that exists in respect of such surrender before applying to the Company hereunder.

b.	Disputes.

In the event the U.S. Exchange Agent becomes aware of any dispute among any of the Company and any holders of Sonera ADSs, with respect to the proper interpretation of this Agreement, or the duties of any party hereunder, or the rights or obligations of the Company or of any tendering holders of Sonera ADSs, under the Mandatory Redemption Offer or the Compulsory Acquisition, the U.S. Exchange Agent shall promptly, and in the case of any claim asserted under Section 8 hereof, within ten (10) Business Days, inform the Company in writing of such dispute and the U.S. Exchange Agent shall not be required to act with respect to the subject matter and parties relating to such dispute and shall not be held liable or responsible for its refusal to act with respect to the subject matter and parties relating to such dispute until (a) the dispute has been judicially settled (and the U.S. Exchange Agent may, if in its sole discretion it deems so advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter and which is no longer subject to review or appeal, or (b) the dispute has been settled by a written document in form and substance reasonably satisfactory to the U.S. Exchange Agent and executed by the Company and, if applicable, binding upon all tendering holders of Sonera ADSs, interested in the matter.

c.	Judgments; Court Orders.

If any Property is at any time attached, garnished, or levied upon under any court order or in case the payment, assignment, transfer, conveyance, or delivery of any such Property shall be stayed or enjoined by any court order, or if any order, judgement or decree shall be made or entered by any court affecting such Property or any part thereof, then and in any such event the U.S. Exchange Agent shall be authorized, in its sole discretion, upon notice to the Company, to rely upon and comply with any such order, judgement, or decree which the U.S. Exchange Agent has been advised in writing by legal counsel of its own choosing (and reasonably satisfactory to the Company) is binding upon it. If the U.S. Exchange Agent complies with any such order, judgement, or decree, it shall not be liable to any person or entity by reason of such compliance even though such order, judgement, or decree may be subsequently reversed, modified, annulled, set aside, or vacated.

d.	Defending Litigation.

The U.S. Exchange Agent agrees to notify the Company in writing of the commencement of any action against the U.S. Exchange Agent or any Indemnitee for which indemnification is being or may be sought hereunder if the Company is not a party to such action. The failure by the U.S. Exchange Agent to so notify the Company will not (i) relieve the Company from its indemnification obligations hereunder unless and to the extent the Company did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses, and (ii) in any event relieve the Company from any obligations to the U.S. Exchange Agent or any other Indemnitee hereunder other than the indemnification obligations directly related to such action.

The Company shall (except as noted below) be entitled to assume the defense of any third party claim, legal action or proceeding against the U.S. Exchange Agent and/or any Indemnitee for which indemnification is or may be sought hereunder and agrees to defend such claim, action or proceeding with counsel reasonably satisfactory to the U.S. Exchange Agent and to pay the fees and expenses of such counsel. All costs and reasonable expenses incurred by the U.S. Exchange Agent in connection with any such third party claim, action or proceeding shall be covered by the indemnification obligations of the Company under the terms of this Agreement.

Notwithstanding the Company’s election to assume the defense of such claim, action or proceeding, the U.S. Exchange Agent shall have the right to employ separate counsel and to participate in the defense of such claim, action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Company to represent the Indemnitees would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such claim, action or proceeding include both the Company and the Indemnitees, and the U.S. Exchange Agent shall have reasonably concluded that there may be legal defenses available to the Indemnitees which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such claim, action, or proceeding on behalf of the Indemnitees); (iii) the Company shall not have employed counsel satisfactory to the U.S. Exchange Agent to represent the Indemnitees within a reasonable time after notice of the institution of such action; or (iv) the Company shall authorize the U.S. Exchange Agent to employ separate counsel at the

Company’s expense. The Company shall not be liable for the fees and expenses of more than one separate counsel (plus one local counsel in each applicable jurisdiction), selected by the U.S. Exchange Agent under the terms hereof, in any single claim, action or proceeding for all Indemnitees unless the Company consents or unless a bona fide conflict of interest requires separate counsel for particular Indemnitees.

No settlement shall be reached in any such claim, action or proceeding without the consent of the U.S. Exchange Agent (which consent shall not be unreasonably withheld).

e.	Instituting Lawsuits.

The Company hereby agrees to assert all claims and institute all legal actions and proceedings against third parties deemed necessary and appropriate (in the reasonable opinion of the U.S. Exchange Agent) in connection with the role of the U.S. Exchange Agent in the U.S. Offer as contemplated in this Agreement and agrees to appoint counsel reasonably satisfactory to the U.S. Exchange Agent for such purpose. The U.S. Exchange Agent shall have the right to participate in the assertion of such claims and the institution of such legal actions and proceedings and to assume control of the conduct of such claims, actions and proceedings deriving from its role as U.S. Exchange Agent. All liabilities, costs and reasonable expenses incurred by the U.S. Exchange Agent in connection with any such claims, actions or proceedings shall be covered by the indemnifications of the Company under the terms of this Agreement. The U.S. Exchange Agent shall be entitled to employ separate counsel when so participating in the assertion of claims or institution of legal actions or proceedings and the costs and reasonable expenses of such counsel shall be borne by the Company to the same extent as provided in Section 10d. above. No settlement shall be reached in any such action or proceeding or with respect to any such claim without the consent of the U.S. Exchange Agent (which consent shall not be unreasonably withheld).

The provisions of this Section 10 shall survive the termination of this Agreement.

11. Amendments and Assignments

a.	The terms of this Agreement may be waived, amended or supplemented only by agreement in writing duly executed by all parties hereto. The rights and remedies conferred upon the parties hereto shall be cumulative and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies, nor the subsequent exercise of such right or remedy.

b.	None of the rights and obligations of the parties under this Agreement may be assigned except (i) upon receipt of prior written consent of the other parties to this Agreement or (ii) as otherwise specifically permitted by Section 3 hereof. Any assignment or delegation in violation of this Section 11(b) shall be null and void.

c.	The Company may appoint such additional or successor U.S. Exchange Agents upon receipt by the U.S. Exchange Agent of notice of such appointment in writing five (5) Business Days prior to the date of such appointment.

12. Governing Law and Jurisdiction

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without reference to the principles of choice of law thereof). The parties agree that the federal or state courts located in the Borough of Manhattan in the City of York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes between parties relating to this Agreement and for such purpose each of the parties irrevocably submits to the jurisdiction of such courts, and the Company hereby waives any jurisdictional rights it may have by reason of its present or future domicile, or otherwise.

      The Company hereby irrevocably designates, appoints and empowers Telia International Carrier, Inc., located as of the date hereof at 10780 Parkridge Boulevard, Suite 300, Reston, Virginia 20191, telephone: (713) 546-4000, as its authorized agent to receive and accept for and on its behalf, and on behalf of its properties, assets and revenues, service in any manner permitted by law of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought by the U.S. Exchange Agent against the Company in any court described in the preceding sentence (such agent and any successor or other agent for service of process appointed by, or acting on behalf of, the Company, the “Agent”). If for any reason the Agent shall cease to be available to act, or ceases to act, as such, the Company agrees to designate and maintain a new agent in New York on the terms and for the purposes of this Section 12 reasonably satisfactory to the U.S. Exchange Agent. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against it under the terms hereof, by service in any manner permitted by law, upon the Agent (whether or not the appointment of such Agent shall for any reason prove to be ineffective or such Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company (by registered or certified mail, postage prepaid, to the address last specified for notices hereunder). If for any reason whatsoever no Agent is acting in the State of New York, the Company consents to service of any and all legal process, summons, notices and documents by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder. The Company hereby irrevocably and unconditionally waives, and agrees not to plead to claim in any court, any objection that it may now or hereafter have to object to service of any and all legal process, summons, notices and documents in the manner contemplated herein. In addition, the Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided herein, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      Notwithstanding the foregoing, the U.S. Exchange Agent and the Company unconditionally agree that in the event that any holder or beneficial owner of Sonera ADSs, Sonera Shares or Sonera Warrants, any participant in any book-entry transfer facility or any other person brings a suit, action or proceeding against (a) the Company, (b) the U.S. Exchange Agent or (c) against the Company and the U.S. Exchange Agent, in any state or federal court of the United States, and the U.S. Exchange Agent or the Company have any claim, for indemnification or otherwise, against each other arising out of the subject matter of such suit, action or proceeding, then the Company and the U.S. Exchange Agent may pursue such claim against each other in the state or federal court in the United States in which such suit, action, or proceeding is pending and, for such purposes, the Company and the U.S. Exchange Agent irrevocably submit to the non-exclusive jurisdiction of such courts. The consent in the immediately preceding paragraph is to be strictly construed in accordance with its terms and shall not be deemed a waiver by (a) the Company of any jurisdictional or venue (including forum non conveniens) defenses it may have with respect to any suit or proceeding brought by any person other than the U.S. Exchange Agent or with respect to any claim or course of action asserted by the U.S. Exchange Agent that does not arise under this Agreement or (b) the U.S. Exchange Agent of any jurisdictional or venue (including forum non conveniens) defenses it may have with respect to any suit or proceeding brought by any person other than the Company or with respect to any claim or course of action asserted by the Company that does not arise under this Agreement.

      Each of the Company and the U.S. Exchange Agent irrevocably and unconditionally waives, to the fullest extent permitted by law, and agrees not to plead or claim, any right of immunity from legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court specified in this Agreement, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Agreement.

      The provisions of this Section 12 shall survive any termination of this Agreement.

13. Partial Invalidity

      In the event that any provision of this Agreement or the application thereof to any person or circumstances shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those as to which they are held invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction so long as the fundamental relationships among the parties hereunder are not altered.

14. Conflicts and Benefits

a.	The Company recognizes that the U.S. Exchange Agent and any of its direct or indirect affiliates (collectively, “Citigroup”) may engage in transactions and/or businesses adverse to the Company or in which parties adverse to the Company may have interests. Nothing in this Agreement shall (i) preclude any member of Citigroup from engaging in such transactions or businesses or (ii) obligate any member of Citigroup to (a) disclose such transactions and/or business to the Company, or (b) account for any profit made or payment received in, or as a part of, such transactions and/or business, provided, however, that any such action does not prejudice or interfere with the due performance of the U.S. Exchange Agent, as agent on behalf of the Company, hereunder.

b.	Nothing in this Agreement is intended, nor shall anything contained in this Agreement be deemed, to constitute (i) a waiver of any right under, or an amendment of, any term of any other agreement between the Company and the U.S. Exchange Agent or any other member of Citigroup, or any instrument from the Company to the U.S. Exchange Agent or any other member of Citigroup, unless such waiver or amendment is specifically acknowledged in writing.

c.	Nothing in this Agreement is intended to benefit any persons not specifically identified herein. Nothing herein shall be deemed to (i) give rise to a partnership or joint venture or (ii) establish a fiduciary or similar relationship, among the parties hereto.

15. Force Majeure/ Damages

      The U.S. Exchange Agent shall be excused from performance of its obligations under this Agreement and shall not be liable for any losses, damages, or expenses caused by the occurrence of any contingency beyond its control, including, without limitation, nationalization, expropriations, currency restrictions, work stoppages, strikes, fire, civil unrest, insurrections, revolutions, riots, rebellions, acts of terrorism, explosions, floods, storms, computer failures, acts of war, acts of God or similar occurrences. Nor shall the U.S. Exchange Agent incur any liability if it shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of this Agreement, by reason of any provision of any present or future law or regulation of the United States, Finland, Sweden or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint. In no event shall the U.S. Exchange Agent be liable or responsible for any incidental, indirect, special consequential or punitive damages for any breach of the terms of this Agreement.

16. Entire Agreement

      This Agreement (including the Schedules hereto) sets forth the entire understanding of the parties in respect of the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating thereto.

17. Counterparts

      This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

18. Titles

a.	All references in this Agreement to exhibits, articles, sections, subsections, and other subdivisions refer to the exhibits, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole as in effect between the parties and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.

b.	Titles to sections of this Agreement are included for convenience only and shall be disregarded in construing the language contained in this Agreement.

19. Notices

a.	Any notice desired or required to be given by one party to the other in accordance with the provisions of this Agreement may be given in any of the following manners:

(i)	by facsimile or other similar form of telecommunications sent by one party to the other at its address from time to time notified (in accordance with the terms hereof) for the receipt of such communications, in which event such notice shall be deemed to have been received at the time of receipt as recorded by such method of communication. A copy of every such notice shall be sent in writing by pre-paid airmail registered post to the party to whom it is addressed at the address referred to below but the receipt of such copy shall not be a condition to due notice having been given;

(ii)	in writing sent by pre-paid airmail registered post at the address mentioned below, in which event such notice shall be deemed to have been delivered five business days after the date of posting;

(iii)	in writing by personal delivery at the address of the party to whom it is addressed as set out below, in which event such notice shall be deemed to have been received at the time of delivery.

b.	Each party shall from time to time notify the other of its addresses for the receipt of facsimile or other forms of telecommunications and for notices in writing.

c.	Until the Company shall notify the U.S. Exchange Agent to the contrary in writing, the address of the Company shall be as follows:

(i)	for communications by telephone: 011-46-8-713-1000

(ii)	for communications by facsimile: 011-46-8-713-3333

(iii)	for communications in writing:

TeliaSonera AB

Märbackagatan 11
S-123 86 Farsta
Sweden
Attn.: Mathias Hölcke

d.	Until the U.S. Exchange Agent shall notify the Company to the contrary, the address of the U.S. Exchange Agent shall be:

(i)	for communications by telephone: 212-657-1403

(ii)	for communications by facsimile: 212-825-2103

(iii)	for communications in writing:

Citibank, N.A.

111 Wall Street, 20th Floor
New York, New York 10043
Attn: Mark Gherzo

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date set forth above by representatives thereunto duly authorized.

TELIASONERA AB

By:

Name:
Title:

By:

Name:
Title:

CITIBANK, N.A.

By:

Name:
Title:

Attachments
Schedule I	Services Schedule
Schedule II	Fee Schedule
Schedule III	Tender Documentation
Schedule IV	Authorized Officers of the Company

Schedule I

to
the Supplementary Exchange Agency Agreement,
dated as of [December [       ●       ]], 2002 (the “Agreement”),
by and between
TeliaSonera AB and Citibank, N.A.

SERVICES SCHEDULE

      Unless otherwise set forth herein, all capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement. All terms and conditions of the Agreement are incorporated herein by reference.

A.  Definitions

“Agent’s Message”	shall mean, with respect to tenders of Sonera ADSs, a message transmitted through DTC (as defined below) and forming a part of the DTC book-entry confirmation system to, and received by, the U.S. Exchange Agent that states that DTC book-entry has received an express acknowledgment from a Participant (as defined below) tendering the Sonera ADSs that such Participant has received the Prospectus Supplement and agrees to be bound by the terms of the U.S. Offer, as set forth in the Prospectus Supplement, for the tender of each of the Sonera ADSs.

“Authorized Representatives”	shall mean any of the persons authorized to act for the Company under this Agreement whose name and specimen signature is set forth in Schedule IV to the Agreement or in any certificate from time to time issued to the U.S. Exchange Agent by the Secretary or Assistant Secretary of the Company indicating that such person is authorized to act for, and on behalf of, the Company under the Agreement.

“Book-Entry Transfer Facility”	shall mean DTC (as defined below) which provides a means for book-entry delivery of Sonera ADSs and for the delivery of electronic messages by its Participants (as defined below).

“Business Day”	shall mean any day other than a Saturday, Sunday or a bank holiday in either New York City, Finland or Sweden, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

“Commencement Date”	shall mean, in respect of the Mandatory Redemption Offer in the United States on Monday, December 30, 2002, unless otherwise declared by the Company, as permitted by applicable law and subject to applicable regulatory approvals.

“DTC”	shall mean The Depository Trust Company or any other successor institution providing facilities performing substantially similar functions.

“Eligible Guarantor”	shall mean an entity that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc.

“Expiration Date”	shall mean, in respect of the Mandatory Redemption Offer in the United States 9:00 a.m., New York City time, which is 4:00 p.m., Helsinki time, on Friday, January 31, 2003, unless extended by the

Company as permitted by applicable law and subject to applicable regulatory approvals.

“Letter of Transmittal”	shall mean the letter of transmittal constituting part of the U.S. Offer to be (i) properly completed and duly executed (including any applicable signature guarantees by an Eligible Guarantor) by tendering registered holders of Sonera ADR certificates evidencing Sonera ADSs and (ii) delivered to the U.S. Exchange Agent, along with such holders’ Sonera ADR certificates. A copy of the Letter of Transmittal is attached as part of Schedule III to the Agreement.

“Participant”	shall mean with respect to Sonera ADSs, any broker, dealer, bank, trust company or other nominee shown in DTC’s records as having Sonera ADSs credited to its DTC account.

B.  Services

      Citibank, N.A., as the U.S. Exchange Agent under the Agreement, shall provide the following services:

I.   Shareholder List.

      The Company shall cause the Sonera Depositary, on or before the Commencement Date, to furnish to the U.S. Exchange Agent and the Information Agent (as defined below) a certified list of the holders of Sonera ADSs as of the close of business on the Business Day immediately preceding the date hereof (in a form reasonably acceptable to the U.S. Exchange Agent), including, without limitation, (i) holders of Sonera ADSs held through DTC and (ii) registered holders of Sonera ADSs evidenced by Sonera ADR certificates, in each case indicating (a) the names, addresses, and tax identification numbers of the holders of record of Sonera ADSs as of such date, (b) the number of Sonera ADSs held of record by each such holder, (c) the serial number of each holder’s Sonera ADR certificate and (d) a list of all ADR certificates (with respective serial numbers) that have been “stopped” because of theft, loss or destruction thereof or restricted as to transfer (the “Shareholder List”).

II.  Mailing of U.S. Offer Materials.

A.  To Holders of Sonera ADSs Held Through DTC.

Georgeson Shareholder Communications Inc., as Information Agent (the “Information Agent”) retained by the Company, shall make available in the U.S. copies of the Prospectus Supplement and the applicable related materials provided to it by the Company at the address set out in the Prospectus Supplement and shall promptly mail or deliver all such materials to each Participant in DTC holding Sonera ADSs at the address set forth on the Shareholder List on the date of the commencement of the U.S. Offer. In addition, the Information Agent shall make available in the U.S. copies of the Exchange Offer Prospectus to holders of Sonera ADSs who so request.

B.	To Holders of Sonera ADSs Evidenced by Sonera ADR Certificates.

The Information Agent shall mail a copy of the Prospectus Supplement and the applicable related materials to each registered holder of Sonera ADR certificates evidencing Sonera ADSs registered on the books of the Sonera Depositary promptly upon receipt thereof from the Company.

The Company instructed the Information Agent and the U.S. Exchange Agent that, due to restrictions under securities laws of Italy and South Africa, the Mandatory Redemption Offer will not be extended, and no copies of the Prospectus Supplement or any applicable related materials will be mailed or delivered, to holders of Sonera ADSs with registered addresses in Italy or South Africa.

In addition, due to restrictions under the securities laws of Australia, the Hong Kong Special Administrative Region of the People’s Republic of Chins, Japan and New Zealand, holders of Sonera Securities with registered addresses in, and who are residents of, such jurisdictions may not elect to receive Shares, ADSs or

Warrants in connection with the Mandatory Exchange Offer, but may tender their Sonera Securities in the Mandatory Redemption Offer for cash.

III. Tendering Sonera ADSs.

A.  Tendering Sonera ADSs Held Through DTC.

The U.S. Exchange Agent shall provide the means by which holders of Sonera ADSs may tender their Sonera ADSs to the U.S. Exchange Agent by delivery to the U.S. Exchange Agent of (i) an Agent’s Message and (ii) the Sonera ADSs by means of book-entry transfer into the DTC Book-Entry Account(s) maintained by the U.S. Exchange Agent for such purpose, in each case on or prior to the Expiration Date.

B.  Tendering Sonera ADSs Evidenced by Sonera ADR Certificates.

The U.S. Exchange Agent shall provide the means by which holders of Sonera ADSs evidenced by Sonera ADR certificates registered in their name on the books of the Sonera Depositary may tender their Sonera ADSs to the U.S. Exchange Agent by delivery to the U.S. Exchange Agent of (i) a properly completed and duly executed Letter of Transmittal (together with the applicable signature guarantees from an Eligible Guarantor) and (ii) the Sonera ADR certificate(s) representing the Sonera ADSs specified in the accompanying Letter of Transmittal, in each case on or prior to the Expiration Date.

IV. Guaranteed Delivery Procedures.

The Exchange Agent will establish procedures (“Guaranteed Delivery Procedures”) pursuant to which Sonera ADSs may be tendered to the U.S. Exchange Agent, prior to the Expiration Date, in cases where (i) Sonera ADSs are not immediately available, (ii) the procedures for book-entry transfer through DTC cannot be completed immediately or (iii) all required documents cannot immediately be delivered to the U.S. Exchange Agent.

A.	Guaranteed Delivery Procedures for Tendering Sonera ADSs Held Through DTC.

In the case of Sonera ADSs held through DTC, the U.S. Exchange Agent will require, as part of the Guaranteed Delivery Procedures, the applicable DTC Participant to (a) deliver, prior to the Expiration Date, a Notice of Guaranteed Delivery, substantially in the form provided as part of Schedule III to the Agreement, by means of an Agent’s Message to the applicable DTC book-entry Account of the U.S. Exchange Agent through the book-entry transfer facilities of DTC and (b) validly tender the Sonera ADSs upon the terms set forth above within three (3) trading days on the Nasdaq National Market (“NASDAQ”) after the date of delivery of such Notice of Guaranteed Delivery to the Exchange Agent.

B.	Guaranteed Delivery Procedures for Sonera ADSs Evidenced by Sonera ADR Certificates.

In the case of Sonera ADSs registered in their name on the books of the Sonera Depositary, the U.S. Exchange Agent will require, as part of the Guaranteed Delivery Procedures, such holders to (a) deliver, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided as a part of Schedule III to the Agreement, guaranteed by an Eligible Guarantor, to the U.S. Exchange Agent and (b) validly surrender the Sonera ADSs upon the terms set forth above to the U.S. Exchange Agent within three (3) trading days on NASDAQ after the date of delivery of such Notice of Guaranteed Delivery to the U.S. Exchange Agent.

V.  Procedures for Withdrawal.

A.	Withdrawal of Sonera ADSs Tendered Through DTC.

The U.S. Exchange Agent will make available the withdrawal procedures established by the DTC Book-Entry Transfer Facility by which Sonera ADSs previously tendered via the DTC Book-Entry Transfer Facility to the U.S. Exchange Agent by an Agent’s Message may be properly withdrawn at any time on or prior to the Expiration Date of the U.S. Offer.

B.	Withdrawal of Sonera ADSs Evidenced by Sonera ADR Certificates.

The U.S. Exchange Agent will establish procedures enabling tendering holders of Sonera ADSs evidenced by Sonera ADR certificates to withdraw such tender by timely delivering a signed notice of withdrawal, guaranteed by an Eligible Guarantor, to the U.S. Exchange Agent at the address in New York set forth in the back cover to the Prospectus Supplement.

In accordance with the terms of the Mandatory Redemption Offer, holders of Sonera Securities who elect to receive cash in exchange for the Sonera Securities they tender will have no withdrawal rights. Accordingly, the U.S. Exchange Agent will disregard any Agent’s Message or notice of withdrawal received in respect of any Sonera ADSs tendered in exchange for cash consideration in the U.S. Offer.

VI. Examination of Tenders.

A.  Examination of Sonera ADSs Tendered Through DTC.

The U.S. Exchange Agent shall examine any document delivered to it in connection with tenders of Sonera ADSs to ascertain whether (i) the Agent’s Message has been duly and timely transmitted to the U.S. Exchange Agent by means of the Book-Entry Transfer Facility, and (ii) the corresponding Sonera ADSs have otherwise been validly tendered to the Accounts and not properly withdrawn, in each case on or prior to the Expiration Date.

B.	Examination of Sonera ADSs Evidenced by Sonera ADR Certificates Tendered by means of a Letter of Transmittal.

The U.S. Exchange Agent shall examine any document delivered to it in connection with tenders of Sonera ADSs evidenced by Sonera ADR certificates to ascertain whether (i) the Letter of Transmittal has been properly completed, duly executed (together with the applicable signature guarantees from an Eligible Guarantor) and timely delivered to the U.S. Exchange Agent, and (ii) the tendered Sonera ADSs evidenced by the Sonera ADR certificates have otherwise been validly tendered and not properly withdrawn, in each case on or prior to the Expiration Date.

The U.S. Exchange Agent will follow its regular procedures to attempt to reconcile any discrepancies between the number of Sonera ADSs that any Letter of Transmittal may indicate are owned by a holder of Sonera ADSs and the number that the records of the Sonera Depositary indicate such holder holds of record. In any instance where the U.S. Exchange Agent cannot reconcile such discrepancies by following such procedures, the U.S. Exchange Agent will consult with the Company for instructions as to the number of Sonera ADSs, if any, the U.S. Exchange Agent is authorized to accept in the U.S. Offer. In the absence of such instructions, the U.S. Exchange Agent shall not accept any such Sonera ADSs in the U.S. Offer.

C.  Irregular Tenders.

In the event the U.S. Exchange Agent determines that any Agent’s Message, any Letter of Transmittal or any other required document does not appear to have been properly completed or executed, or that any other irregularity in connection with the tender appears to exist, the U.S. Exchange Agent shall take reasonable and appropriate steps to contact the Participant tendering the Sonera ADSs or the registered holder tendering the Sonera ADRs, as appropriate, so as to enable the necessary correction by the Participant or registered holder, and, upon consultation with the Company, shall endeavor to take such other reasonable action as may be necessary to cause such irregularity to be corrected. All questions as to the form of documents, validity, form, eligibility (including timeliness of receipt) and acceptance for exchange of any tender of Sonera ADSs shall be determined by the U.S. Exchange Agent on behalf of the Company in the first instance. If irregularities with respect to any tenders have been identified by the U.S. Exchange Agent and remain uncured, the U.S. Exchange Agent shall refer final determination to the Company by promptly sending to the Company any document or copy thereof which in its judgment would prevent acceptance thereof, and the Company shall make the final decision whether or not to accept such tender. Upon acceptance by the Company of such Sonera ADSs tendered pursuant to the U.S. Offer, the Company shall confirm such acceptance in writing to the U.S. Exchange Agent. In the event that the Company does not accept a tender, the Company will provide to the U.S. Exchange Agent a letter explaining the reason for the non-acceptance. Defective submissions shall be deemed validly made only at the time the irregularities have been cured to the satisfaction of, or waived by, the Company. If any such irregularities are neither so cured nor waived, tendered Sonera ADSs which are the object of the defective submission shall be returned to the Participant or the registered holder, as the case may be, together with any other documents received in connection therewith and the letter that the Company will have furnished to the U.S. Exchange Agent explaining the reasons for the return of such Sonera ADSs and the other documents. The U.S. Exchange Agent will act promptly in accordance with any instructions received by it from the Company pursuant to this Paragraph VI.

D.  Return of Sonera ADSs.

Whenever the Company does not accept a tender of Sonera ADSs or Sonera ADSs previously tendered are properly withdrawn in accordance with the procedures for withdrawal set forth in the U.S. Offer Prospectus, the U.S. Exchange Agent shall promptly cause such Sonera ADSs to be delivered, (i) in the case of Sonera ADSs tendered by means of book-entry transfer, to the account of the tendering Participant or (ii) in the case of Sonera ADR certificates tendered by means of a Letter of Transmittal, to the address of the registered holder thereof, in each case, together with any other documents received by the U.S. Exchange Agent and, in the case of non-acceptance of irregularly tendered Sonera ADSs, the letter from the Company explaining the reasons for such non-acceptance.

E.	Acceptance of Sonera ADSs Notwithstanding Irregularities.

Without further authorization from the Company, the U.S. Exchange Agent may waive proof of authority to sign (including signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any tender of Sonera ADSs with respect to which:

(i)	the Sonera ADSs are evidenced by Sonera ADRs registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and the Letter of Transmittal has been executed by such registered holder, provided that the ADSs and any check for cash consideration or a Cash-in-Lieu Payment (as defined below) to be delivered upon acceptance of the Mandatory Redemption Offer are to be issued in the name of such registered holder;

(ii)	the Sonera ADSs are evidenced by Sonera ADRs registered in the name of a corporation and the Letter of Transmittal has been executed by an officer of such corporation, provided that the ADSs and any check for cash consideration or a Cash-in-Lieu Payment to be delivered upon acceptance of the mandatory Redemption Offer are to be issued in the name of such corporation; and

(iii)	the Letter of Transmittal has been executed by a bank, trust company, broker or other recognized nominee acting for the holder of Sonera ADSs evidenced by a Sonera ADR registered in the name of such holder, provided that the ADSs and any check for cash consideration or a Cash-in-Lieu Payment to be delivered upon acceptance of the Mandatory Redemption Offer are to be issued in the name of such registered holder.

      In accordance with the terms of the Mandatory Redemption Offer, the U.S. Exchange Agent shall deem any holder of Sonera ADS who otherwise validly tenders their Sonera ADSs in the U.S. Offer but fails to make a valid election as to the consideration to be delivered in exchange to have elected to receive TeliaSonera ADSs in exchange for the Sonera ADSs tendered.

VII.	Delivery of Sonera Shares represented by Sonera ADSs delivered for Tender.

A.  Sonera ADSs Tendered in Exchange for ADSs.

Promptly after the Expiration Date in the United States, the U.S. Exchange Agent shall instruct the custodian under the Sonera Deposit Agreement to deliver to the Finnish Share Agent, the Sonera Shares represented by the Sonera ADSs validly tendered in exchange for ADSs to the U.S. Exchange Agent. Upon receipt of confirmation from the Company of its acceptance of the Sonera Shares (including the Sonera Shares represented by Sonera ADSs) validly tendered in the U.S. Offer on or prior to the Expiration Date, the

U.S. Exchange Agent shall cancel the Sonera ADSs so tendered and proceed with the delivery of ADSs upon the terms and conditions described below.

B.  Sonera ADSs Tendered in Exchange for Cash.

Promptly upon the receipt of Sonera ADSs tendered for cash to the U.S. Exchange Agent, the U.S. Exchange Agent shall instruct the custodian under the Sonera Deposit Agreement to promptly deliver to the Finnish Share Agent the Sonera Shares represented by such tendered Sonera ADSs. Upon receipt of confirmation from the Company of its acceptance of the Sonera Shares validly tendered for cash in the U.S. Offer, the U.S. Exchange Agent shall cause the Sonera Depositary to cancel the Sonera ADSs so tendered and the U.S. Exchange Agent shall proceed with the delivery of cash consideration upon the terms described below.

VIII. Reports and Maintenance and Retention of Records.

A.  Reports.

The U.S. Exchange Agent shall provide daily written reports to the persons designated by the Company, including to persons at the Finnish Share Agent and Carnegie AB, the dealer manager for the Mandatory Redemption Offer, and others as may be notified to the U.S. Exchange Agent in writing by any of the Authorized Representatives, written reports by facsimile transmission or other acceptable form of delivery, specifying the following:

(i)	the numbers of Sonera ADSs validly tendered in exchange for TeliaSonera ADSs during the preceding Business Day (including the numbers of Sonera ADSs otherwise validly tendered but for which no valid election for the form of consideration has been made); and

(ii)	the numbers of Sonera ADSs validly tendered in exchange for cash during the preceding Business Day; and

(iii)	the numbers of Sonera ADSs validly tendered in exchange for TeliaSonera ADSs and not properly withdrawn (including the numbers of Sonera ADSs otherwise validly tendered but for which no valid election for the form of consideration has been made), in each case, since the commencement of the Mandatory Redemption Offer; and

(iv)	the numbers of Sonera ADSs validly tendered in exchange for cash consideration, in each case since the commencement of the Mandatory Redemption Offer.

Promptly following the Expiration Date, the U.S. Exchange Agent shall furnish, unless otherwise notified by an Authorized Representative, one or more reports to the Authorized Representatives specifying one or more of the following:

(i)	the number of Sonera ADSs validly tendered and the number of full Telia ADSs issued in exchange therefor;

(ii)	the number of fractional entitlements to Telia ADSs to be aggregated and sold on NASDAQ; and

(iii)	the aggregate amount of Cash-in-Lieu payments to be distributed.

B.  Maintenance and Retention of Records.

The U.S. Exchange Agent shall keep and maintain complete and accurate records of all Sonera ADSs tendered to it and all payments made by it. The U.S. Exchange Agent shall retain records of each electronic message, each Letter of Transmittal and any other materials relating to the U.S. Offer submitted to the U.S. Exchange Agent by the Company, any Participant or any holder of Sonera ADSs and shall remit such Letters of Transmittal and such other materials relating to the U.S. Offer to the Company if so requested.

IX. Delivery of ADSs.

A.  Delivery of ADSs for Sonera ADSs Tendered Through DTC.

The U.S. Exchange Agent shall deliver or cause to be delivered by means of book-entry delivery through the DTC Book-Entry Transfer Facility the applicable number of whole ADSs to the accounts of the Participants who validly tendered Sonera ADSs for ADSs on behalf of a holder of Sonera ADSs, promptly upon receipt of (i) confirmation from the Company that the Sonera Shares represented by Sonera ADSs previously tendered to the U.S. Exchange Agent have been accepted for tender and (ii) a deposit of the appropriate number of Shares with the Custodian on behalf of the Depositary to support the issuance of such ADSs.

B.	Delivery of ADR Certificates for Tendered Sonera ADR Certificates by means of a Letter of Transmittal.

The U.S. Exchange Agent shall instruct the Depositary to mail an ADR certificate evidencing the whole number of such ADSs to any tendering holder of Sonera ADRs entitled to receive such ADSs promptly upon receipt of (i) confirmation from the Company that the Sonera Shares represented by Sonera ADSs previously tendered to the U.S. Exchange Agent have been accepted for tender and (ii) a deposit of the appropriate number of Shares with the Custodian on behalf of the Depositary to support the issuance of such ADSs.

Any such mailing shall be by first class mail under the U.S. Exchange Agent’s blanket surety bond, which the U.S. Exchange Agent represents protects Sonera, the Company and the U.S. Exchange Agent from loss or liability arising by virtue of the non-receipt or non-delivery of such certificates. It is understood that the market value of securities in any one shipment sent by first class mail under this procedure will not be in excess of U.S. $500,000.00. In the event the market value shall exceed U.S. $500,000.00, the envelope shall be mailed by registered mail and shall be insured separately for the replacement value of its contents at the time of mailing.

If any ADSs are to be issued in, or a Cash-in-Lieu amount is to be paid to, a name other than that in which the Sonera ADR certificate representing Sonera ADSs tendered in the U.S. Offer is registered, it shall be a condition to the issuance or payment thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the tendering person shall pay to the U.S. Exchange Agent any transfer or other taxes required or shall establish to the U.S. Exchange Agent’s satisfaction that such tax has been paid or is not payable.

X.  Fractional Entitlements.

A.  Fractional Entitlements to ADSs Delivered Through DTC.

The U.S. Exchange Agent shall aggregate fractional entitlements to ADSs resulting from the valid tender of Sonera ADSs and instruct the U.S. Broker to sell, as soon as reasonably practicable, such ADSs on NASDAQ. The U.S. Exchange Agent shall, as promptly as practicable, distribute the proceeds of such sale (the “Cash-in-Lieu Payments”), without liability for interest, after withholding of applicable taxes, to the tendering holders of Sonera ADSs entitled thereto by means of a credit delivered by book-entry transfer to the accounts of the applicable Participants at DTC maintaining accounts for such tendering holders.

B.  Fractional Entitlements to ADSs Delivered in the Form of ADR Certificates.

The U.S. Exchange Agent shall aggregate fractional entitlements to ADSs resulting from the valid tender of Sonera ADSs and instruct the U.S. Broker to sell, as soon as reasonably practicable, such ADSs on NASDAQ. The U.S. Exchange Agent shall, as promptly as practicable, distribute the Cash-in-Lieu Payments, without liability for interest, after withholding of the applicable taxes, to the tendering holders of Sonera ADSs entitled thereto by means of a check in U.S. dollars delivered to such tendering holders in accordance with the instructions provided in the corresponding Letter of Transmittal.

XI. Delivery of Cash Consideration.

A.  Delivery of Cash Consideration for Sonera ADSs Tendered Through DTC.

Promptly upon receipt from or on behalf of the Company of cash in respect of Sonera ADSs accepted for tender in the U.S. Offer, but not more frequently than once in any five Business Days, the U.S. Exchange Agent shall cause such amount to be converted to U.S. dollars and distribute the proceeds in U.S. dollars, without liability for interest, after withholding applicable taxes, to the tendering holders of Sonera ADSs entitled thereto by means of a credit delivered by book-entry transfer to the accounts of the applicable Participants at DTC maintaining accounts for such tendering holders. to the Participant accounts

B.  Delivery of Cash Consideration for Sonera ADSs Tendered in the Form of ADR Certificates.

Promptly upon receipt from or on behalf of the Company of cash in respect of Sonera ADSs accepted for tender in the U.S. Offer, but not more frequently than once in any five Business Days, the U.S. Exchange Agent shall cause such amount to be converted to U.S. dollars and distribute the proceeds in U.S. dollars, without liability for interest, after withholding applicable taxes, to the tendering holders of Sonera ADSs entitled thereto by means of a check in U.S. dollars delivered by mail to such tendering holders in accordance with the instructions provided in the corresponding Letter of Transmittal.

XII. No Acceptance of Tenders of Other Securities.

The U.S. Exchange Agent shall not accept in such capacity any tender of any securities in the U.S. Offer other than Sonera ADSs and shall refuse any attempted tenders of securities other than Sonera ADSs.

XIII. Loss, Theft or Destruction of Certificates.

If any holder of Sonera ADSs reports to the U.S. Exchange Agent that such holder’s failure to surrender such holder’s Sonera ADR certificate is due to the loss, theft or destruction of such holder’s Sonera ADR certificate, the U.S. Exchange Agent shall require such holder to furnish an affidavit of such loss, theft or destruction in customary form and substance satisfactory to the U.S. Exchange Agent. Upon receipt of such affidavit and compliance with any other applicable requirements the U.S. Exchange Agent may have, the U.S. Exchange Agent shall deliver, or cause to be delivered, ADR evidencing the applicable number of ADSs to such person as though he or she had surrendered his or her Sonera ADR certificate. Notwithstanding any of the foregoing, when authorizing such delivery and payment in exchange for any lost, stolen or destroyed Sonera ADR certificate, the person to whom the delivery and payment is to be made shall, as a condition precedent to such delivery and payment, provide a bond of indemnity in a manner reasonably satisfactory to the U.S. Exchange Agent and the Company, indemnifying the U.S. Exchange Agent against any claim that may be made against the U.S. Exchange Agent or the Company with respect to the Sonera ADR certificate alleged to have been lost, stolen or destroyed.

XIV. Escheatment.

In the event that any holder of Sonera ADSs fails to surrender its Sonera ADR(s) to the U.S. Exchange Agent, the U.S. Exchange Agent shall dispose of the Property held in respect of such Sonera ADSs in accordance with applicable U.S. abandoned property laws. The U.S. Exchange Agent shall maintain records of the number of Sonera ADSs outstanding and unexchanged and any amount of Property to be disposed of and shall provide copies thereof to the Company upon the Company’s reasonable request.

XV. Taxes.

A.	The exchange of ADSs for Sonera ADSs validly tendered to the U.S. Exchange Agent in the U.S. Offer will likely be treated as a taxable event for U.S. federal income tax purposes. The U.S. Exchange Agent shall mail to the recipients of ADSs any tax reports and file any reports with the U.S. Internal Revenue Service (“I.R.S.”) in respect of the Sonera ADSs tendered in the U.S. Offer.

B.	On or before January 31st of the year following the year of the U.S. Offer, the U.S. Exchange Agent will prepare and mail to each holder of Sonera ADSs who has received ADSs and Cash-in-Lieu Payments or cash consideration in accordance with the terms hereof, other than holders of Sonera ADSs who demonstrate their status as nonresident aliens in accordance with U.S. Treasury Regulations (“Non-U.S. Holders”) or other recipients providing evidence of exempt status, a Form 1099-B reporting Cash-in-Lieu Payments or the aggregate amount of cash consideration delivered to such holders as of the year of payment, to the extent required by, and in accordance with, U.S. Treasury Regulations. The U.S. Exchange Agent will also prepare and timely file copies of such Forms 1099-B by magnetic tape with the I.R.S. (“I.R.S.”), and take any further actions to the extent required by, and in accordance with, U.S. Treasury Regulations. In addition, the Company shall deliver to the U.S. Exchange Agent a report of the ’fair market value’ as determined in accordance with Finnish law pursuant to the procedures governing the compulsory acquisition.

C.	If the U.S. Exchange Agent has not received notice from the surrendering holder of Sonera ADSs of such holder’s Taxpayer Identification Number (“TIN”), or if such TIN has not been certified as correct, the U.S. Exchange Agent shall deduct and withhold Backup Withholding Tax at the rate then applicable from any cash payment made to such holder (other than a Non-U.S. Holder) and remit such funds to the I.R.S. in accordance with the U.S. Exchange Agent’s standard procedures.

D.	Should any issue arise regarding U.S. federal income tax reporting or withholding the U.S. Exchange Agent will take such action as the Company instructs to the U.S. Exchange Agent in writing. The Company agrees to reimburse the U.S. Exchange Agent for any reasonable costs incurred in connection with such actions.

XVI. Modification of Extension of Mandatory Redemption Offer.

      In the event of an amendment to or extension of the mandatory Redemption Offer, the U.S. Exchange Agent will follow the reasonable instructions of the Company with respect to the amended or extended Mandatory Redemption Offer to the extent consistent with this Agreement.

XVII. Restricted ADRs.

      In the event that any Sonera ADR certificate bearing a restrictive legend is presented to the U.S. Exchange Agent for tender, the U.S. Exchange Agent is instructed to delay issuance of ADSs or payment of any Cash-in-Lieu Payment or cash consideration pending receipt of instructions from the Company.

XVIII. Compulsory Acquisition.

      The U.S. Exchange Agent shall cooperate with the Company in connection with the implementation of the compulsory acquisition procedures, instituted by the Company in accordance with Finnish law.

Schedule II

to

the Supplementary Exchange Agency Agreement,

dated as of [December [                    ]], 2002 (the “Agreement”),

by and between

TeliaSonera AB and Citibank, N.A.

Fee Schedule

Please refer to the Fee Schedule attached.

Schedule III

to

the Supplementary Exchange Agency Agreement,

dated as of [December [                    ]], 2002 (the “Agreement”),
by and between

TELIASONERA AB and Citibank, N.A.

Mandatory Redemption Offer Documentation

Prospectus Supplement, dated December 18, 2002

Form 8-A

Letter of Transmittal

Substitute Form W-9 together with instructions

Letter to Brokers, Dealers, Banks, Trust Companies, Custodians and Other Nominees

Letter to Clients

Notice of Guaranteed Delivery

Schedule IV

to

the Supplementary Exchange Agency Agreement,

dated as of [December [     ]], 2002 (the “Agreement”),

by and between

TeliaSonera AB and Citibank, N.A.

Authorized Representatives
and other Persons Designated by the Company
to Receive Reports of the U.S. Exchange Agent

Name	Company	Title	Signature